Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

October 27, 2015
First Busey Announces 2015 Third Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress made from the quarter ended September 30, 2014:

• Fully-diluted earnings per share of $0.36, up 17.0%
• Net income available to common stockholders of $10.4 million, up 17.0%	• Return on average assets of 1.05%, up from 1.00%
• Total net interest income of $28.2 million, up 8.8%	• Total average gross loans of $2.545 billion, up 8.5%
• Total non-interest income of $15.9 million, up 11.9%	• Average non-interest bearing deposits of $711.7 million, up 18.4%

Other highlights:

• 1-for-3 reverse stock split effective September 8, 2015	• October 2015 cash dividend of $0.17, up 13% from prior quarter
• Organic linked quarter loan growth, up $66.4 million	• Net interest margin of 3.10%, up from 3.05% in prior quarter

First Busey Corporation's net income for the third quarter of 2015 was $10.6 million and net income available to common stockholders was $10.4 million, or $0.36 per fully diluted common share.  The Company reported net income of $9.9 million and net income available to common stockholders of $9.8 million, or $0.33 per fully-diluted common share, for the second quarter of 2015 and net income of $9.1 million and net income available to common stockholders of $8.9 million, or $0.31 per fully-diluted common share for the third quarter of 2014.

The Company's year-to-date net income through September 30, 2015 was $28.3 million and net income available to common stockholders was $27.8 million, or $0.95 per fully-diluted common share, compared to net income of $25.2 million and net income available to common stockholders of $24.6 million, or $0.85 per fully-diluted common share, for the comparable period of 2014.  On January 8, 2015, the Company completed its acquisition of Herget Financial Corp. ("Herget"), which impacted year-to-date net income by $1.0 million in one-time expenses, occurring primarily in the first quarter of 2015.  Further, the Company undertook initiatives to refine its branch network and restructure various internal teams during the first quarter of 2015, resulting in $0.7 million of fixed asset impairments and $0.3 million in other corporate restructuring costs.

Balance Sheet Growth:  Gross loans at September 30, 2015 increased $66.4 million from June 30, 2015.  The linked quarter increase in gross loans was led by organic commercial growth as commercial loans grew $62.3 million in the third quarter of 2015 compared to June 30, 2015.  Loans held for sale decreased $8.2 million in the third quarter of 2015 compared to June 30, 2015.  Gross loans increased to $2.581 billion at September 30, 2015 from $2.515 billion at June 30, 2015 and $2.380 billion at September 30, 2014, impacted by organic growth and the benefit of loans obtained as part of the Herget acquisition.  Commercial loans grew by $127.7 million at September 30, 2015 compared to September 30, 2014.

Average deposit balances for the three months ended September 30, 2015 grew $9.0 million compared to the three months ended June 30, 2015 and $316.8 million compared to the three months ended September 30, 2014. Ending balances of total deposits declined slightly during the third quarter of 2015 to $3.111 billion at September 30, 2015 compared to $3.136 billion at June 30, 2015, but increased from $2.825 billion at September 30, 2014.

Average non-interest bearing deposits of $711.7 million for the three months ended September 30, 2015 decreased slightly from $725.3 million for the three months ended June 30, 2015, but significantly increased from $601.2 million for the three months ended September 30, 2014.  Average non-interest bearing deposits represented 22.4% of total average deposits for the third quarter of 2015.  The Company remains strongly core deposit funded with total average deposits representing 91.2% of total average liabilities, with solid liquidity and significant market share in the communities it serves.

Capital Strength:  On May 20, 2015, at the Company's Annual Meeting of Stockholders, the Company's stockholders approved a resolution to authorize the board of directors to implement a reverse stock split of the Company's common stock at a ratio of one-for-three (the "Reverse Stock Split").  On August 17, 2015, the board of directors authorized the Reverse Stock Split, which became effective on September 8, 2015.  With the number of our outstanding shares now more closely conforming to those of peer organizations, the Reverse Stock Split allows our stockholders, potential investors and our other stakeholders to more easily evaluate our financial results comparatively to other financial institutions, particularly with regard to earnings per share and other share-based capital metrics.  All share and per share information has been restated for all prior periods presented in this earning release, giving retroactive effect to the Reverse Stock Split.

Due to continued strong financial performance, the Company will pay a cash dividend on October 30, 2015 of $0.17 per common share to stockholders of record as of October 23, 2015, which represents a 13% increase from the previous quarterly dividend of $0.15 per common share, as adjusted for the Reverse Stock Split.  First Busey Corporation has an uninterrupted history of paying dividends to its common stockholders since the bank holding company was organized in 1980.

In addition, during the third quarter of 2015, the Company purchased 333,333 shares of its common stock at an average price of $18.89 per share for a total of $6.3 million under the Company's stock repurchase plan.  At September 30, 2015, the Company held 735,025 shares in treasury and had 333,334 shares available to be purchased under the plan. The Company grants share-based compensation awards to its employees and members of its board of directors as provided for under the Company's 2010 Equity Incentive Plan, under which, the Company may source stock option exercises and grants of restricted stock units and deferred stock units from its inventory of treasury stock.  Repurchases were executed in contemplation of maintaining levels of treasury stock appropriate to satisfy compensation awards, in addition to favorable pricing opportunities that were broadly manifest in the market for bank stocks during the third quarter of 2015.

At the end of the third quarter of 2015, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  Further, First Busey Corporation's Tangible Common Equity ("TCE") increased to $341.1 million at September 30, 2015 compared to $339.0 million at June 30, 2015 and $332.3 million at September 30, 2014.  TCE represented 8.90% of tangible assets at September 30, 2015, compared to 8.79% at June 30, 2015 and 9.51% at September 30, 2014.1

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax-effected goodwill and intangibles at the end of the reporting period.   Tangible assets, a non-GAAP metric, is defined as total assets less tax-effected goodwill and intangibles at the end of the reporting period.

Asset Quality:  While much internal focus has been directed toward growth, the Company's commitment to credit quality continues to be evident by strong performance across a range of credit indicators.  The September 30, 2015 asset metrics reflect the post combination results of acquiring Herget.  As of September 30, 2015, the Company reported non-performing loans of $8.0 million compared to $8.4 million as of June 30, 2015 and $8.7 million as of September 30, 2014.

The Company recorded net charge-offs of $0.6 million for the third quarter of 2015.  By comparison, the Company recorded net recoveries of $0.1 million for second quarter of 2015 and net charge-offs of $0.4 million for the third quarter of 2014.  Net charge-offs for the first nine months of 2015 were $0.8 million compared to $2.6 million for the same period of 2014.  The Company recorded a provision for loan loss of $0.1 million in the third quarter of 2015, compared to no provision in the second quarter of 2015 and third quarter of 2014.  For the first nine months of 2015, the provision for loan loss was $0.6 million, compared to $2.0 million for the same period of 2014, as the Company's dedication to improving asset quality and building balance sheet strength continues to yield positive results.

The allowance for loan losses as a percentage of loans decreased to 1.83% at September 30, 2015 compared to 1.90% at June 30, 2015 and 1.98% at September 30, 2014.  During the current year, the Company is holding acquired loans from the Herget acquisition with uncollected principal balances.  These loans are carried net of a fair value adjustment for credit and interest rate and are only included in the allowance calculation to the extent that the reserve requirement exceeds their credit fair value adjustment.

With a continued commitment to the quality of assets and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market-specific economic conditions beyond the control of the Company, and specific measures may fluctuate from quarter to quarter.

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities -which are primarily generated through Busey Wealth Management and FirsTech - represented 51.8% of the Company's non-interest income for the quarter ended September 30, 2015, providing a balance to revenue from traditional banking activities.  Furthermore, the Company believes the boutique services offered to ultra-high net worth clients by Trevett Capital Partners within its suite of wealth services broadens the Company's business base and enhances its ability to further develop revenue sources.  In addition, our professional farm management and brokerage services are entrusted to care and maximize value for landowners of prime farmland in Illinois.

Trust fees and commissions and brokers' fees seasonally decreased to $5.3 million for the third quarter of 2015 compared to $6.0 million for the second quarter of 2015, but increased from $4.9 million for the third quarter of 2014.  Trust fees and commission and brokers' fees increased to $17.8 million for the nine months ended September 30, 2015 compared to $16.9 million for the nine months ended September 30, 2014.

FirsTech's remittance processing revenue decreased to $2.9 million for the third quarter of 2015, compared to $3.0 million for the second quarter of 2015, but increased from $2.4 million for the third quarter of 2014.  Remittance processing revenue increased to $8.4 million for the nine months ended September 30, 2015 compared to $7.1 million, up 17.6%, for the nine months ended September 30, 2014.

Operating Performance:  The Company continues to prioritize strengthening its balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable growth.  An active business outreach across the Company's footprint continues to support ongoing business expansion.  Specific areas of operating performance are detailed as follows:

• Net interest income before provision for loan losses of $28.2 million in the third quarter of 2015 increased from $27.4 million in the second quarter of 2015 and $25.9 million in the third quarter of 2014.  Net interest income for the first nine months of 2015 was $82.2 million compared to $75.5 million for the same period of 2014.

• The net interest margin improved to 3.10% for the third quarter of 2015, compared to 3.05% for the second quarter of 2015, but decreased from 3.19% for the third quarter of 2014.  Average earning assets for the three months ended September 30, 2015 grew $13.5 million compared to the three months ended June 30, 2015 and $404.0 million compared to the three months ended September 30, 2014.  The net interest margin for the first nine months of 2015 decreased to 3.06% compared to 3.15% for the same period of 2014, influenced by large average cash and due from bank balances of $351.4 million for the nine months ended September 30, 2015 compared to $237.2 million for the nine months ended September 30, 2014.  By the end of the third quarter of 2015, the cash and due from bank balance declined to $175.1 million, primarily as a result of positive changes in asset mix and fluctuations in funding.

• Gain on sales of loans seasonally decreased to $1.5 million for the third quarter of 2015 compared to $1.9 million for the second quarter of 2015 but increased from $1.3 million in the third quarter of 2014.  In the first nine months of 2015, gain on sales of loans increased to $4.8 million from $3.6 million in the comparable period of 2014, predominantly based on mortgage activity.

• Salaries and wages and employee benefits decreased slightly to $15.7 million in the third quarter of 2015 compared to $15.8 million in the second quarter of 2015, but increased from $14.9 million in the third quarter of 2014.  In the first nine months of 2015, salaries and wages and employee benefits increased to $48.4 million compared to $45.0 million for the same period of 2014, due to higher commissions related to mortgage production, first quarter restructuring expenses, and an initial increase in the number of employees in connection with the Herget acquisition.  By the end of the third quarter, full-time equivalent employees had decreased to 789 from 804 at June 30, 2015 and from 801 at September 30, 2014.

• Data processing expense in the third quarter of 2015 decreased to $3.1 million compared to $3.2 million in the second quarter of 2015, but increased from $2.6 million in the third quarter of 2014.  Data processing expense totaled $9.8 million for the first nine months of 2015, compared to $8.1 million for the same period of 2014. The increase was primarily due to non-recurring software conversion expenses related to the acquisition of Herget.  As the Company manages data processing expense, it continues to enhance its mobile and internet banking services and prioritize strategies to mitigate the risk from cybercriminals through the use of new technology, industry best practices and customer education.  A portion of the increase in data processing expense was also related to supporting new sources of revenue growth at FirsTech.

• Other operating expenses in the third quarter of 2015 decreased to $4.3 million compared to $4.6 million in the second quarter of 2015 and was steady with the third quarter of 2014.  In the first nine months of 2015, other operating expenses increased to $14.2 million compared to $12.9 million for the same period of 2014, due to restructuring initiatives discussed above, which included $0.7 million in fixed asset impairments and Herget acquisition-related expenses of $0.2 million.

Overview and Strategy:

Our financial performance was strong in the first nine months of 2015, as we grew our balance sheet and total revenue through organic means, supplemented by the Herget acquisition.  Total non-interest revenues (net of security gains and losses) represented 37.1% of total revenue for the nine months ended September 30, 2015 and 36.9%, for the nine months ended September 30, 2014, supported by our significant wealth management and unique payment processing businesses.  Various actions were undertaken through the year across our franchise to shape the future, trimming certain areas where sensible and adding in others with a continuing commitment to deliver optimal value to our Pillars.

Busey customers are increasingly seeking innovative mobile options to flexibly manage their finances.  Digital channels are currently accessed by over 75% of customers with over 30% using mobile devices and over 25% enrolled in mobile deposit programs.  Following an extensive analysis of both customer needs and stockholder value, we consolidated three full service branches on July 30, 2015 and announced our plans to consolidate one additional branch effective December 1, 2015.  As we successfully service many emerging customer preferences through enhanced digital and telephone support, we have also modified hours where appropriate in our remaining thirty-six branch network to better match patterns of customer usage. Our streamlined retail network will continue as a dynamic funding source with a relationship-driven focus to help our customers and communities flourish.

Busey takes pride in being early adopters of technology and digital outreach channels.  For the second year in a row, Busey Bank was selected out of nearly 6,000 eligible financial institutions by the Independent Community Bankers of America® as one of the Top 50 Community Bank Leaders in Social Media.  Busey Bank was chosen based on engagement with fans and followers, content distributed and frequency of posting new content.

We are pleased by the successful integration of Herget into the Busey family of companies during the first quarter of 2015 and are excited about the prospects for the future.  By acquiring organizations with a similar philosophy in markets which complement our existing customer base, we intend to expand our franchise through balanced, integrated growth strategies that generate value for our stockholders.

With our strong capital position, an attractive core funding base, and a sound credit foundation, we feel confident that we are well positioned to explore potential external growth opportunities to enhance and complement our mission to achieve positive organic growth. We are actively evaluating capital management strategies and potential future partnerships with attractive merger candidates.  As we acknowledge our continued success and the positive forward momentum of our Company, we are grateful for the opportunity to continually earn the business of our customers, based on the contributions of our talented associates and the loyal support of our stockholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Nine Months Ended
	September 30,	June 30,	December 31,	September 30,	September 30,	September 30,
	2015	2015	2014	2014	2015	2014
EARNINGS & PER SHARE DATA
Net income	$10,626	$9,936	$7,593	$9,109	$28,323	$25,181
Income available to common stockholders[2]	10,444	9,755	7,411	8,927	27,778	24,636
Revenue[3]	44,084	43,996	40,090	40,115	130,714	119,651
Fully-diluted earnings per share	0.36	0.33	0.25	0.31	0.95	0.85
Cash dividends paid per share	0.15	0.15	0.15	0.15	0.45	0.42

Net income by operating segment
Busey Bank	$9,438	$8,815	$7,854	$8,195	$25,531	$22,910
Busey Wealth Management	1,189	1,425	1,102	1,176	3,577	3,579
FirsTech	479	492	270	322	1,329	957

AVERAGE BALANCES
Cash and due from banks	$284,622	$378,422	$283,411	$189,836	$351,397	$237,180
Investment securities	946,460	889,035	789,620	830,504	899,453	841,208
Gross loans	2,544,916	2,494,200	2,372,617	2,345,718	2,508,775	2,277,343
Earning assets	3,684,379	3,670,857	3,365,335	3,280,380	3,667,661	3,265,295
Total assets	3,934,398	3,919,381	3,597,157	3,525,124	3,918,447	3,518,818

Non-interest bearing deposits	711,703	725,261	622,152	601,220	713,520	587,265
Interest-bearing deposits	2,471,742	2,449,140	2,249,295	2,265,378	2,454,272	2,289,414
Total deposits	3,183,445	3,174,401	2,871,447	2,866,598	3,167,792	2,876,679
Securities sold under agreements to repurchase	174,352	172,930	181,176	146,230	177,937	137,424
Interest-bearing liabilities	2,751,094	2,727,070	2,517,428	2,472,820	2,737,330	2,483,930
Total liabilities	3,491,333	3,479,513	3,165,608	3,098,765	3,478,767	3,096,724
Stockholders' equity-common	370,401	367,201	358,885	353,695	367,016	349,430
Tangible stockholders' equity-common[4]	336,139	332,138	331,130	325,177	332,151	320,192

PERFORMANCE RATIOS
Return on average assets[5]	1.05%	1.00%	0.82%	1.00%	0.95%	0.94%
Return on average common equity[5]	11.19%	10.66%	8.19%	10.01%	10.12%	9.43%
Return on average tangible common equity[5]	12.33%	11.78%	8.88%	10.89%	11.18%	10.29%
Net interest margin[5,6]	3.10%	3.05%	3.13%	3.19%	3.06%	3.15%
Efficiency ratio[7]	60.80%	62.07%	68.43%	63.01%	63.90%	64.00%
Non-interest revenue as a % of total revenues[3]	36.04%	37.83%	34.93%	35.41%	37.10%	36.91%

[1] Results are unaudited and all share and per share information has been restated for all prior periods presented giving retroactive effect to the
      Reverse Stock Split in this and all subsequent financial disclosures

[2] Net income available to common stockholders, net of preferred dividend
[3] Revenues consist of net interest income plus non-interest income, net of security gains and losses
[4] Tangible stockholders' equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
[5] Annualized and calculated on net income available to common stockholders
6 On a tax-equivalent basis, assuming a federal income tax rate of 35%
[7] Net of security gains and losses and intangible charges

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014
Assets
Cash and due from banks	$175,145	$289,385	$339,438	$179,724
Investment securities	952,578	924,207	761,438	805,449

Commercial loans	1,909,853	1,847,521	1,812,965	1,782,126
Held for sale loans	15,694	23,816	10,400	12,090
Retail real estate and retail other loans	655,467	643,239	592,325	585,699
Gross loans	$2,581,014	$2,514,576	$2,415,690	$2,379,915

Allowance for loan losses	(47,212)	(47,720)	(47,453)	(47,014)
Premises and equipment	63,880	64,834	63,974	64,369
Goodwill and other intangibles	33,750	34,558	27,373	28,076
Other assets	104,410	105,434	105,147	110,398
Total assets	$3,863,565	$3,885,274	$3,665,607	$3,520,917

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$677,791	$705,231	$666,607	$579,550
Interest checking, savings, and money market deposits	1,954,739	1,930,185	1,738,170	1,729,164
Time deposits	478,000	500,324	496,071	516,680
Total deposits	$3,110,530	$3,135,740	$2,900,848	$2,825,394

Securities sold under agreements to repurchase	176,961	174,352	198,893	157,282
Long-term debt	50,000	50,000	50,000	30,000
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	26,846	27,594	27,227	23,213
Total liabilities	$3,419,337	$3,442,686	$3,231,968	$3,090,889
Total stockholders' equity	$444,228	$442,588	$433,639	$430,028
Total liabilities & stockholders' equity	$3,863,565	$3,885,274	$3,665,607	$3,520,917

Share Data
Book value per common share	$12.95	$12.77	$12.47	$12.34
Tangible book value per common share[2]	$11.77	$11.58	$11.52	$11.38
Ending number of common shares outstanding	28,693	28,968	28,954	28,948

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014

Gross loans	$2,581,014	$2,514,576	$2,415,690	$2,379,915
Non-performing loans
Non-accrual loans	7,875	8,377	9,000	8,681
Loans 90+ days past due	158	64	10	65
Non-performing loans, segregated by geography
Illinois/ Indiana	6,710	7,105	5,309	5,285
Florida	1,323	1,336	3,701	3,461
Loans 30-89 days past due	2,511	4,112	1,819	6,350
Other non-performing assets	84	310	216	216
Non-performing assets to total loans and non-performing assets	0.31%	0.35%	0.38%	0.38%
Allowance as a percentage of non-performing loans	587.73%	565.34%	526.67%	537.55%
Allowance for loan losses to loans	1.83%	1.90%	1.96%	1.98%
Net charge-offs (recoveries)	608	(68)	(439)	414
Provision expense	100	-	-	-

[1] Results are unaudited except for amounts reported as of December 31, 2014
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)
	For the		For the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Interest and fees on loans	$25,099	$23,553	$73,851	$68,523
Interest on investment securities	4,631	3,958	13,052	11,895
Total interest income	$29,730	$27,511	$86,903	$80,418

Interest on deposits	1,175	1,260	3,624	3,928
Interest on short-term borrowings	44	41	132	115
Interest on long-term debt	10	1	31	1
Junior subordinated debt owed to unconsolidated trusts	306	298	900	885
Total interest expense	$1,535	$1,600	$4,687	$4,929

Net interest income	$28,195	$25,911	$82,216	$75,489
Provision for loan losses	100	-	600	2,000
Net interest income after provision for loan losses	$28,095	$25,911	$81,616	$73,489

Trust fees	4,542	4,182	15,385	14,879
Commissions and brokers' fees	799	676	2,402	2,023
Fees for customer services	4,926	4,750	14,175	13,662
Remittance processing	2,897	2,394	8,372	7,120
Gain on sales of loans	1,549	1,339	4,843	3,554
Net security (losses) gains	-	-	(21)	40
Other	1,176	863	3,321	2,924
Total non-interest income	$15,889	$14,204	$48,477	$44,202

Salaries and wages	13,365	12,591	41,181	37,418
Employee benefits	2,352	2,263	7,215	7,542
Net occupancy expense	2,090	2,086	6,496	6,384
Furniture and equipment expense	1,319	1,250	3,793	3,607
Data processing expense	3,082	2,600	9,843	8,099
Amortization expense	807	702	2,384	2,182
Regulatory expense	610	503	1,813	1,559
Other operating expenses	4,325	4,303	14,217	12,948
Total non-interest expense	$27,950	$26,298	$86,942	$79,739

Income before income taxes	$16,034	$13,817	$43,151	$37,952
Income taxes	5,408	4,708	14,828	12,771
Net income	$10,626	$9,109	$28,323	$25,181
Preferred stock dividends	$182	$182	$545	$545
Income available for common stockholders	$10,444	$8,927	$27,778	$24,636

Per Share Data
Basic earnings per common share	$0.36	$0.31	$0.96	$0.85
Fully-diluted earnings per common share	$0.36	$0.31	$0.95	$0.85
Diluted average common shares outstanding	29,142	29,113	29,163	29,087

Corporate Profile

First Busey Corporation (Nasdaq: BUSE) is a $3.9 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation's wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-nine banking centers serving Illinois, a banking center in Indianapolis, Indiana, and six banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.8 billion as of September 30, 2015.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 23 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of September 30, 2015, Busey Wealth Management's assets under care were approximately $5.1 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
Robin N. Elliott, CFO
217-365-4120

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company's assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions, including the acquisition of Herget; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; (xi) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.